HEI Exhibit 10.2
REGULATORY CAPITAL MAINTENANCE/DIVIDEND
AGREEMENT

This Agreement is made this 26th day of May, 1988, by and between Hawaiian Electric Industries, Inc. (“HEI") and HEI Diversified, Inc. (“HED”) (the “Acquiror”) and the Federal Savings and Loan Insurance Corporation (“FSLIC”), a corporate instrumentality and agency of the United States, which is under the operating direction of the Federal Home Loan Bank Board (the “Board”).
WHEREAS, the Acquiror has filed the appropriate applications (“Applications”) with the FSLIC for approval of its acquisition of American Savings Bank, F.S.B. (the “Institution”);
WHEREAS, in reviewing the Application(s), the FSLIC must make a determination that the financial and managerial resources and future prospects of the Acquiror and the Institution are not detrimental to the Institution or the insurance risk of the FSLIC;
WHEREAS, in order to assure that the financial resources and future prospects of the Acquiror and the Institution are such that the acquisition would not be detrimental to the Institution or the insurance risk of the FSLIC and in order to assure that the Acquiror would serve as a source of financial strength to the Institution, the FSLIC requires that the Acquiror agree to maintain the Institution’s regulatory capital at regulatory required levels; and
WHEREAS, the Acquiror is willing to make such commitment in order that the FSLIC will approve the acquisition;
NOW, THEREFORE, in consideration of the FSLIC approving the acquisition of control of the Institution by the Acquiror, the Acquiror agrees as follows:
I.Definitions
The following terms used in this Agreement shall have the following meanings:
A.“Control” means conclusive control or rebuttable control as set forth in 12 C.F.R. § 574.4 (a) and (b).
B.“Date of Acquisition” means the effective date on which the Acquiror acquired control of the Institution.

C.“Default” means the failure of the Acquiror to comply with its obligations under Section II. or III. of this Agreement or the breach of any representation or warranty set forth in Section III. of this Agreement.
D.“Regulatory Capital” means regulatory capital defined in accordance with 12 C.F.R. § 561.13 or any successor regulation thereto.
E.“Regulatory Capital Requirement” means the Institution’s regulatory capital requirement at a given time computed in accordance with 12 C.F.R. § 561.13, or any successor regulation thereto.
F.“Regulatory Capital Deficiency” means the amount by which the regulatory capital of the Institution, computed in accordance with 12 C.F.R. § 561.13, is less than the Institution’s Regulatory Capital Requirement.
G.“Shares” means all shares of the stock of the Institution that have been acquired by the Acquiror; any securities convertible into any such shares; any options, warrants or other rights for the acquisition of any such shares; and all such shares, securities, options, warrants or rights that may otherwise be issued to or acquired by the Acquiror, whether before or after the Date of Acquisition, together with the certificates or other instruments or agreements evidencing those shares, securities, options, warrants or rights.
H.“Supervisory Agent” means the Supervisory Agent at the Federal Home Loan Bank of Seattle.
II.OBLIGATIONS OF ACQUIROR
The Acquiror shall maintain the Institution's Regulatory Capital in compliance with the Regulatory Capital Requirement and the limitations imposed by section IV. of this Agreement, as follows:
A.As long as the Acquiror controls the Institution, the Acquiror will cause the Regulatory Capital of the Institution to be maintained at a level equal to the greater of 6% of total liabilities or the amount required under Section 563.13 as currently in existence or as hereafter amended, and, as necessary infuse additional capital in a form satisfactory to the Supervisory Agent. Provided, however, that additional capital infusion shall be limited to an aggregate amount not to exceed 6% of total liabilities as of the close of the calendar quarter preceding the date of acquisition of the Institution by the Acquiror, such dollar amount to be confirmed with the Supervisory Agent within 30 days following the date of acquisition.
B.That unless prior written approval is obtained from the Supervisory Agent, dividends paid by the Institution to the Acquiror in any fiscal year on a cumulative basis shall be limited as follows:
1.an amount up to 50% of net income for that fiscal year so long as the Institution maintains its capital requirement at a level equal to the greater of (a) the amount consistent with that required by Section 563.13 as currently in existence or hereafter amended, or (b) 6% of total liabilities.
2.an amount up to 75% of net income for that fiscal year if Regulatory Capital is at a level equal to the greater of (a) the amount consistent with that required by Section 563.13 as currently in existence or hereafter amended, plus 100 basis points, or (b) 7% of total liabilities, and
3.an amount up to 90% of net income for that fiscal year if capital is at a level equal to the greater of (a) the amount consistent with that required by Section 563. 13 as currently in existence or hereafter amended, plus 200 basis points, or (b) 8% of total liabilities.
It is further provided that any dividends may be deferred and paid in a subsequent year, but no dividends shall be paid which would cause the Institution to fail its Regulatory Capital Requirement.
III.REPRESENTATIONS, COVENANTS AND WARRANTIES OF THE ACQUIROR
Acquiror represents, covenants and warrants to FSLIC that:
A.The information given to the FSLIC by the Acquiror and relied on thereby in connection with the acquisition of control of the Institution is true, accurate, complete and current in all material respects;
B.Without the prior written approval of the Supervisory Agent, the Acquiror shall not convey by gift, sale, exchange or otherwise or take any action to effect a transfer of any of the Shares subsequent to receipt of a notice of default as provided under Section V. of this Agreement or after the Acquiror knows or should have known of the existence of an imminent occurrence of a Default; provided, however, that the foregoing shall not prohibit or restrict a conveyance or transfer made pursuant to a binding obligation existing prior to the receipt of such notice of Default or prior to such time after which the Acquiror knew or should have known of the existence of a Default.
A.As of the date of this Agreement, the Shares are free and clear of all liens, security interests and charges.
IV.DIVIDENDS
Prior to the occurrence of a Default and after any Default that may have occurred and has been expressly cured or waived in writing, the Acquiror shall be entitled to receive all cash dividends and other cash distributions made in connection with the Shares, provided that such payment or distribution is not prohibited or otherwise limited by statute or regulation, including 12 C. F. R. § 563b.3(g) (2) and (3), or by any agreement entered into by the Institution with the FSLIC or its delegates, and provided further that receipt of such dividends is permissible under Section II.B. of this Agreement.
V.DEFAULTS
A.If the FSLIC shall determine that a Default has occurred, it shall give notice of such Default to the Acquiror and to the Institution and afford the Acquiror an opportunity to cure such a Default as follows:
1.If the Default arises under Section II.A of this Agreement, the Acquiror shall infuse into the Institution additional capital in a form satisfactory to the Supervisory Agent, in an amount equal to 100 percent of the Regulatory Capital Deficiency.
2.If the Default arises under Section II.B. or III. of this Agreement, the Acquiror shall correct the situation giving rise to the Default.
B.If such Default is not cured within ninety (90) days or waived in the manner provided herein, the FSLIC may exercise any right, or exercise or seek any remedy that is available in law or equity, or by statute or regulation, including but not limited to specific performance and administrative or judicial enforcement proceedings. No failure or delay on the part of the FSLIC in the exercise of any right or remedy shall operate as a waiver thereof, nor shall any partial exercise of any right or remedy preclude other or further exercise of any other right or remedy. The Acquiror shall pay any attorney fees and other reasonable expenses incurred by the FSLIC in exercising its rights or seeking any remedies hereunder.
B.The FSLIC, in its sole discretion, may waive any past Default hereunder and its consequences, before or after the giving of the notice of Default in the manner provided above, by delivering notice of such waiver in writing to the Acquiror, but no such waiver shall extend to any Default that occurs subsequent to the date of such waiver, and no waiver or purported waiver that is not in writing shall be effective.
C.The Acquiror hereby agrees to execute and deliver any documents and to take such other actions as the FSLIC may request in order for the FSLIC to exercise its rights under this Agreement. The foregoing will in no way limit the Acquiror’s right to seek judicial relief in connection with a matter related to, or arising under, this Agreement.
VI.MISCELLANEOUS PROVISIONS
A.Any notice hereunder shall be in writing and shall be delivered by hand or sent by United States mail or commercial express mail, postage prepaid, and addressed as follows:

If to the Acquiror:	Hawaiian Electric Industries, Inc.
HEI Diversified, Inc.
900 Richards Street
Honolulu, Hawaii 96813

If to the FSLIC:	Principal Supervisory Agent
Federal Home Loan Bank
of Seattle

If to the Institution:	American Savings Bank, F.S.B.
Financial Plaza of the Pacific
Honolulu, Hawaii 96813

B.This Agreement shall be deemed a contract made under and governed by Federal law.

C.This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
D.All references to regulations of the Board or the FSLIC used in this Agreement shall include any successor regulation thereto, it being expressly understood that subsequent amendments to such regulations may be made and that such amendments may increase or decrease the Acquiror’s obligation under this Agreement.
E.No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties.
F.This Agreement has been duly authorized, executed, and delivered, and constitutes, in accordance with its terms, a valid and binding obligation of the Acquiror and the FSLIC. It is understood and agreed that this Agreement is a “written agreement entered into with the Corporation” as that phrase is used in Section 407(e) of the National Housing Act (“NHA”), 12 U.S.C. § 1730(e) (1982).
G.The Supervisory Agent has the authority to act on behalf of the FSLIC in granting approvals or waivers, giving notices of default, or taking any other action provided for in this Agreement.
H.This Agreement shall be effective as of the Date of the Acquisition.
VII.TERMINATION OF AGREEMENT
Unless otherwise terminated or extended by the mutual consent of the parties hereto, the Acquiror’s obligations under this Agreement shall terminate: (1) as a result of a transfer of all the Acquiror Shares which has received all applicable regulatory approvals, if any, or, (2) upon a finding by the FSLIC that the Acquiror’s control of the Institution has been terminated; provided that the Acquiror furnishes written notice of such transfer specifically indicating that the Acquiror assents that this Agreement is terminated thereby, at the time the Acquiror transfers the Shares and provided further that the FSLIC agrees that such transfer terminates the Acquiror’s control of the Institution within the meaning of Section 408(e) of the NHA, 12 U.S.C. § 1730a (e), and 12 C.F.R. Part 574. Termination of this Agreement shall not preclude the exercise by the FSLIC of any right or remedy hereunder which arose out of a Default that occurred or existed prior prior to such termination and in respect to which notice of such Default has been given pursuant to section V. hereof on or before the ninetieth (90th) day following such termination.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officer or designated agent on this 26th day of May, 1988.

HEI Diversified, Inc.
Hawaiian Electric Industries, Inc.
By: /s/ Robert F. Clarke
FEDERAL SAVINGS AND LOAN
INSURANCE CORPORATION
By: /s/ Ronald N. Karr
Supervisory Agent
Federal Home Loan Bank of Seattle